Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES COMPANY ANNOUNCES FILING OF REGISTRATION

STATEMENT AND CANADIAN PRELIMINARY PROSPECTUS

Salt Lake City, Utah, June 10, 2004—MK Resources Company (formerly known as MK Gold Company) (OTCBB:MKAU) today announced that it has filed a registration statement with the Securities and Exchange Commission and a Canadian Preliminary Prospectus with securities regulatory authorities in Canada for a proposed public offering of 61,000,000 shares of its common stock, plus up to an additional 9,150,000 shares to cover over-allotments. The offering consists entirely of new shares being offered by the Company and represents new financing. The purpose of the offering is to finance a portion of the development costs of the Las Cruces project, described below.

CIBC World Markets Corp. will be the lead manager of the offering. When publicly available, a prospectus for this offering may be obtained from CIBC World Markets Corp., 425 Lexington Avenue, New York, New York 10017.

MK Resources is in the business of exploring for, acquiring, developing and mining mineral properties. The Company’s principal asset is the Las Cruces project, a high-grade copper deposit located in Spain that is currently undergoing the final stages of pre-production permitting, land acquisition, financing and initial project development. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

A preliminary prospectus relating to these securities has been filed with securities commissions or similar authorities in certain provinces or territories of Canada but has not yet become final for the purpose of a distribution to the public. This advertisement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale or any acceptance of an offer to buy these securities in any province or territory prior to the time a receipt for the final prospectus or other authorization is obtained from the securities commission or similar authority in such province or territory.